Exhibit 10.45

FIDELITY & GUARANTY LIFE

PERFORMANCE RSU GRANT AGREEMENT

This Performance RSU Grant Agreement (the “Agreement”) is entered into by and between Fidelity & Guaranty Life (the “Company” or “F&G LIFE”) and [NAME] (the “Grantee”), effective as of [GRANT DATE] (the “Grant Date”).

Recitals

WHEREAS, the Board of Directors of the Company adopted the Fidelity & Guaranty Life 2013 Performance RSU Incentive Plan (the “Plan”);

WHEREAS, the Plan provides for Awards to employees, directors and consultants of the Company and its Subsidiaries or Affiliates;

WHEREAS, the Grantee has been determined to be an employee, director or consultant who is entitled to an Award under the Plan; and

WHEREAS, the Company desires to provide Grantee with the opportunity to receive a cash payment or acquire stock ownership in the Company based on the performance of the Company, in order to provide the Grantee with an incentive to remain in the employ of the Company or its Subsidiaries or Affiliates.

NOW, THEREFORE, the Company and the Grantee covenant and agree as follows:

1.	DEFINITIONS.

Under this Agreement, except where the context otherwise indicates, the following definitions apply:

(a) “Account” means the bookkeeping account maintained for the Grantee pursuant to Section 2.

(b) “Adjusted Operating Income” is a non-U.S. GAAP measure calculated by adjusting income before income taxes to eliminate (i) interest expense and other income, (ii) certain gains related to the Fidelity & Guaranty Life Holdings, Inc. acquisition, (iii) the impact of net investment gains, excluding gains and losses on derivatives and including net other-than-temporary impairment (“OTTI”) losses recognized in operations, (iv) the effect of changes in the rates used to discount the FIA embedded derivative liability, and (v) the effects of acquisition-related reinsurance transactions, net of the corresponding value of business acquired (“VOBA”) and deferred acquisition costs (“DAC”) impact related to these adjustments.

(c) “Agreement” means this Performance RSU Grant Agreement and shall include the applicable provisions of the Plan, which is hereby incorporated into and made a part of this Agreement.

(d) “Applicable Percentage” means, with respect to a specific Performance Measure for a specific Fiscal Year, the percentage determined as follows:

(1) If the Minimum Achievement Level for the applicable Performance Measure for the applicable Fiscal Year is not satisfied, 0%.

(2) If the Minimum Achievement Level for the applicable Performance Measure for the applicable Fiscal Year is satisfied, 50%.

(3) If the Target Achievement Level for the applicable Performance Measure for the applicable Fiscal Year is satisfied, 100%.

(4) If the Stretch Achievement Level for the applicable Performance Measure for the applicable Fiscal Year is satisfied, 175%.

(5) If the Maximum Achievement Level for the applicable Performance Measure for the applicable Fiscal Year is satisfied, 200%.

(6) If the applicable Performance Measure attained for the applicable Fiscal Year is between the Minimum Achievement Level and the Target Achievement Level, or between the Target Achievement Level and the Stretch Achievement Level, or between the Stretch Achievement Level and the Maximum Achievement Level, the Applicable Percentage shall be adjusted on a straight line basis to reflect the position of the actual attainment level between the two achievement levels. For example, if the Performance Measure attained for a Fiscal Year is directly between the Minimum Achievement Level and the Target Achievement Level, the Applicable Percentage would be 75%. Similarly, if the Performance Measure attained for a Fiscal Year is directly between the Target Achievement Level and the Stretch Achievement Level, the Applicable Percentage would be 137.5%.

(e) “Cause”, as to any Grantee who is party to an employment agreement with the Company or a Subsidiary or Affiliate, has the same meaning as set forth in such employment agreement. In the absence of such an employment agreement, “Cause” shall mean the Grantee (i) shall have been convicted, indicted for, or entered a plea of nolo contendere to, any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement, (ii) shall have committed intentional and willful acts of misconduct that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business, or (iii) shall have willfully refused to, or willfully failed to, perform in any material respect his or her duties, provided, however, that no such termination for Cause under clause (iii) shall be effective unless the Grantee does not cure such refusal or failure to the Company’s reasonable satisfaction as soon as practicable after the Company gives the Grantee written notice identifying such refusal or failure (and, in any event, within ten (10) calendar days after receipt of such written notice). The determination as to whether “Cause” has occurred shall be made by the Committee, which shall have the authority to waive the consequences under the Plan of the existence or occurrence of any of the events, acts or commissions constituting “Cause.” A termination for Cause shall be deemed to include a determination following a Grantee’s termination of employment for any reason that circumstances existed prior to such termination sufficient for the Company or one of its Subsidiaries or Affiliates to have terminated such Grantee’s employment for Cause.

(f) “Fiscal Year” means the fiscal year of the Company, which is currently each October 1st to September 30th. References to a particular Fiscal Year refer to the Fiscal Year ending in the specified year (e.g., the 2014 Fiscal Year refers to the Fiscal Year ending on September 30, 2014).

(g) “GAAP” means U.S. generally accepted accounting principles, consistently applied.

(h) “Grant Date” means [ENTER DATE].

(i) “Involuntary Termination of Employment” means the involuntary termination of Grantee’s employment by the Company.

(j) “Maximum Achievement Level” refers to the level designated as such in Appendix A for the applicable Performance Measure for the applicable Fiscal Year.

(k) “Minimum Achievement Level” refers to the level designated as such in Appendix A for the applicable Performance Measure for the applicable Fiscal Year.

(l) “Performance Measure” means Adjusted Operating Income and Return on Equity.

(m) “Performance Period” means the period beginning October 1, 2014 and ending on September 30, 2016.

(n) “Performance RSU” means a bookkeeping entry that represents an amount equivalent to one share of Stock.

(o) “Plan” means the Fidelity & Guaranty Life 2013 Performance RSU Incentive Plan, as amended from time to time.

(p) “Protective Provisions” means, as to any Grantee who is a party to an employment agreement with the Company (or a Subsidiary or Affiliate) that contains non-competition, non-solicitation, non-disclosure and/or other similar provisions, such provisions. In the absence of such an employment agreement, “Protective Provisions” shall refer to the provisions set forth in Appendix B of this Agreement.

(q) “Return on Equity After Tax AOI” means Return on Equity, After Tax AOI, which is a non-U.S. GAAP measure. It is calculated by dividing after tax adjusted operating income using the effective tax rate for the quarter) by total average equity (excluding accumulated other comprehensive income). Average equity (excluding accumulated other comprehensive income) is the sum of the equity at the end of each month divided by the number of months in the period.

(r) “Separation from Service” means a separation from service of Grantee from the Company (and its Controlled Group) within the meaning of Code Section 409A(a)(2)(A)(i).

(s) “Service Requirement” means the Grantee must have been in the continuous employment of the Company (or a Subsidiary or Affiliate) from the Grant Date through the applicable vesting date set forth in Section 3(b).

(t) “Specified Employee” means a specified employee within the meaning of Code Section 409A(a)(2)(B)(i).

(u) “Stretch Achievement Level” refers to the level designated as such in Appendix A for the applicable Performance Measure for the applicable Fiscal Year.

(v) “Target Achievement Level” refers to the level designated as such in Appendix A for the applicable Performance Measure for the applicable Fiscal Year:

Any capitalized term used herein that is not expressly defined in this Agreement shall have the meaning that such term has under the Plan unless otherwise provided herein.

2.	AWARD OF PERFORMANCE RSUs.

Subject to the provisions of this Agreement and pursuant to the provisions of the Plan, the Committee hereby grants to the Grantee a Performance RSU Award on the Grant Date for Performance RSUs as stated in the Performance RSU Overview below (representing the number of RSUs that would be earned by the Grantee upon attainment of the Target Achievement Level for both Performance Measures for each applicable Fiscal Year, and would vest upon completion of the Service Requirement). The Grantee shall be entitled to receive, as determined by the Committee in its election, either (i) one share of Stock, or (ii) a cash payment equal to the Fair Market Value of one share of Stock, for each Performance RSU earned by the Grantee and vested pursuant to the terms of this Grant Agreement. The number of Performance RSUs to which the Grantee would be entitled if the Target Achievement Level is attained for both Performance Measures for each applicable Fiscal Year, and if the Service Requirement is completed by the Grantee, shall be credited to the Grantee’s Account as of the Grant Date. The Grantee’s Account shall be the record of Performance RSUs granted to the Grantee hereunder and is solely for accounting purposes and shall not require a segregation of any assets of the Company. The Grantee shall not have the rights of a stockholder with respect to any Performance RSUs credited to the Grantee’s Account unless and until shares of Stock have been distributed to the Grantee pursuant to Section 4 and the Grantee’s name has been entered as a stockholder of record on the books of the Company with respect to such distributed shares of Stock.

3.	PERFORMANCE, VESTING AND OTHER RESTRICTIONS.

The Performance RSUs shall become earned only upon, and to the extent of, the satisfaction by the Company of the Performance Measures as described herein, and shall become vested only upon the completion of the employment requirements (as set forth in Section 3(b)).

(a) Adjustment of Performance RSUs based on Satisfaction of Performance Measures. At the end of the Performance Period, the number of Performance RSUs in the Grantee’s Account shall be adjusted so that the total number of Performance RSUs is determined as the sum of the following:

(1) The number of Performance RSUs as of the Grant Date, multiplied by 50%, multiplied by 33-1/3%, multiplied by the Applicable Percentage based on attained Adjusted Operating Income for Fiscal Year 2014; plus

(2) The number of Performance RSUs as of the Grant Date, multiplied by 50%, multiplied by 33-1/3%, multiplied by the Applicable Percentage based on attained Adjusted Operating Income for Fiscal Year 2015; plus

(3) The number of Performance RSUs as of the Grant Date, multiplied by 50%, multiplied by 33-1/3%, multiplied by the Applicable Percentage based on attained Adjusted Operating Income for Fiscal Year 2016; plus

(4) The number of Performance RSUs as of the Grant Date, multiplied by 50%, multiplied by 33-1/3%, multiplied by the Applicable Percentage based on attained Return on Equity for Fiscal Year 2014; plus

(5) The number of Performance RSUs as of the Grant Date, multiplied by 50%, multiplied by 33-1/3%, multiplied by the Applicable Percentage based on attained Return on Equity for Fiscal Year 2015; plus

(6) The number of Performance RSUs as of the Grant Date, multiplied by 50%, multiplied by 33-1/3%, multiplied by the Applicable Percentage based on attained Return on Equity for Fiscal Year 2016.

(b) Vesting. Performance RSUs which were earned under Subsection (a) above shall become vested as follows:

(1) Employment Until September 30, 2016. The Performance RSUs shall become vested on September 30, 2016, provided that the Grantee remains in the continuous employment of the Company (or a Subsidiary or Affiliate) from the Grant Date through such date. If the Grantee terminates employment with the Company (and its Subsidiaries and Affiliates) before September 30, 2016 other than under the circumstances described in Sections 3(b)(2) and (3) below, the Grantee shall forfeit all of his or her Performance RSUs.

(2) Effect of Death or Disability Prior to End of the Performance Period. Notwithstanding Section 3(b)(1) above, if Grantee’s employment with the Company (or a Subsidiary or Affiliate) terminates after the Grant Date and prior to end of the Performance Period due to Disability or death, vesting of Grantee’s Performance RSUs shall not be accelerated unless the Administrator, in its sole discretion, provides in writing that the vesting of all or a portion of the Grantee’s Performance RSUs shall be accelerated. Acceleration of vesting under this Section 3(b)(2) shall not affect the timing of payment with respect to the Grantee’s Performance RSUs, which shall occur as specified in Section 4(a)(1).

(3) Effect of Involuntary Termination of Employment without Cause Prior to September 30, 2016. Notwithstanding Section 3(b)(1) above, if a Grantee incurs an Involuntary Termination of Employment without Cause prior to September 30, 2016, the Grantee shall become vested in his or her Performance RSUs through the Fiscal Year prior to the Fiscal Year in which such Involuntary Termination of Employment without Cause occurs, and shall forfeit his or her Performance RSUs for the Fiscal Year in which such Involuntary Termination of Employment without Cause occurs and for later Fiscal Years.

(c) Example. Appendix A contains a hypothetical example of the calculations of earned and vested Performance RSUs based on assumptions as to achievement of the Performance Measures. This example is presented solely as an illustration of the calculation methodology.

(d) Committee Determination. The Performance Measures set forth in this Agreement are evaluated independently by the Committee. The Committee shall determine and certify the extent to which the Performance Measures have been met following the end of the Performance Period, and the number of Performance RSUs earned and vested by the Grantee hereunder. The Committee’s determinations shall be binding and conclusive on all parties. Performance RSUs shall not be deemed to have been earned until the Committee’s determination and certification as to the attainment of the Performance Measures have been completed. The Committee may not exercise discretion to increase the amount earned or vested and/or the shares of Stock or amount of cash otherwise due beyond the levels set forth in this Section 3.

(e) Employment Requirement; Adjustments.

(1) General. Except as otherwise provided in Section 3(b), in order to become vested in Performance RSUs under the terms of this Agreement, the Performance RSUs must be earned under Section 3(a) and the Grantee must meet the service requirement set forth in Section 3(b). The Grantee shall not be deemed to be employed by the Company (or a Subsidiary or Affiliate) if the Grantee’s employment has been terminated, even if the Grantee is receiving severance in the form of salary continuation through the regular payroll system. Any portion of the Performance RSUs which have not yet or do not become earned and vested under Sections 3(a) and (b), as of the date Grantee’s employment with the Company (or a Subsidiary or Affiliate) is terminated, shall be forfeited. Any Performance RSUs credited to Grantee’s Account which are determined by the Committee to have not been earned under Section 3(a) following the end of the Performance Period shall be forfeited.

(2) Adjustment of Award. In the event it is determined that a Performance RSU was paid based on incorrect financial results, the Committee will review a Performance RSU paid to the Grantee. If the amount of any payment under a Performance RSU would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Committee may, in its sole discretion, adjust (i.e., lower) the amount of such payment so that it reflects the amount that would have been paid based on the correct financial results and, to the extent permitted by applicable law, require the reimbursement of any amount paid to or received by the Grantee with respect to such Performance RSU.

4.	ISSUANCE OF SHARES OR PAYMENT OF CASH.

(a) Issuance of Shares or Payment of Cash. The Company shall pay to Grantee the value of the RSUs that are earned and vested in accordance with Section 3 in cash or in Stock as determined by the Company in its election (in each case, subject to applicable tax withholding). Notwithstanding anything to the contrary herein, in accordance with Section 4 of the Plan, the amount payable to the Grantee shall not exceed the value of the maximum number of shares of Stock (determined as of the first day of the Performance Period) that may be granted under Section 4(b) of the Plan to any one Covered Employee during any Fiscal Year less the number of any shares of Stock previously granted to the Grantee under the Plan for the Fiscal Year containing the first day of the Performance Period. Such payment shall be made as soon as practicable after the earlier of the following dates (but no later than the sixty (60) days following the applicable date):

(1) September 30, 2016;

(2) Grantee’s Separation from Service due to Involuntary Termination of Employment without Cause.

In the event of any amendment to this Agreement that affects the date of vesting under Section 3(b)(2), the date of distribution under Subsection (a)(1) above shall be determined without regard to any such amendment.

(b) Withholding. If the Committee elects to make distributions all or partially in cash, the cash (except for any amounts which are withheld to satisfy any tax withholding requirement) will be paid to the same account of Grantee, and in the same manner, as payments of Grantee’s base salary. If the Committee elects to make distributions all or partially in shares of Stock, the Company may issue the shares (except for any shares of Stock which are withheld to satisfy any tax withholding requirement) to an account of Grantee opened by the Company at a financial institution selected by the Company. Cash shall be paid in lieu of issuing partial shares. Payment of cash and/or issuance of shares of Stock, with an aggregate value equal to the payout amount for each vested Performance RSU, constitutes full payment and satisfaction of such Performance RSU and this Award.

(c) Payment Delay Due to 162(m). To the extent that any cash or shares of Stock cannot be distributed to a Grantee in respect of any Performance Units (or any other payment cannot be made) because of the payment limitations contained in Section 10 of the Plan, then payment of such amount shall be delayed until the earliest date on which such distribution or payment can be made consistent with Section 409A of the Code and the payment limitations contained in Section 10 of the Plan. If any distribution is deferred under this Section, such Performance Units shall nevertheless become fully vested and earned by Grantee as of the date of the Committee determination and certification as to the attainment of the performance achievement levels, and the determination to distribute such Performance Units in cash or Stock under Section 4(a) above shall be made on the Distribution Date (determined as if this Section 4(c) did not apply). To the extent that the Committee determines, pursuant to Section 4(a) above, to make distributions partially in cash and partially in shares of Stock, then all distributions made pursuant to this Section 4(c) shall be made first in cash and then in shares of Stock. To the extent required in order to comply with Section 409A of the Code, any distribution or payment to a Specified Employee that is delayed in accordance with the provisions of this Section 4(c) and which is made in connection with or following Separation from Service shall not be made earlier than the first business day of the seventh month following Separation from Service, or if earlier the date of death of Grantee. Any distribution or payment that is delayed in accordance with the foregoing sentence shall be made on the first business day following the expiration of such six (6) month period.

(d) Payment Delay Due to 162(m) – Additional Provisions. Notwithstanding the prior provisions of this Section 4, to the extent that the Committee reasonably determines that payment of any cash or shares of Stock in respect of any Performance Units, would cause the expense resulting from such Performance Units to be nondeductible under Section 162(m) of the Code, then payment of such amount shall be deferred until either (i) the first Fiscal Year in which the Committee reasonably anticipates (or should reasonably anticipate) that if payment is made during such Fiscal Year, the deduction of such payment would not be barred by Section 162(m) of the Code; (ii) or, if the Grantee Separates from Service before the entire amount has been paid, by the 15th day of the third month following the Grantee’s Separation from Service (subject to the last two sentences of this Section). To the extent that a portion of such cash or Stock cannot be fully paid in the first such Fiscal Year (prior to a Separation from Service), the portion that cannot be paid without creating a nondeductible expense under Section 162(m) of the Code will be distributed during each subsequent Fiscal Year (subject to the limitations of Section 162(m) of the Code and the requirements of Section 409A of the Code) until the entire amount has been distributed. If any distribution is deferred under this Section, the Performance Units shall become fully vested and earned by Grantee as of the date of the Committee determination and certification as to the attainment of the performance achievement levels, and the determination to distribute such Performance Units in cash or Stock under Section 4(a) above shall be made on the Distribution Date (determined as if this Section 4(d) did not apply). To the extent that the Committee determines, pursuant to Section 4(a) above, to make distributions partially in cash and partially in shares of Stock, then all distributions made pursuant to this Section 4(d) shall be made first in cash and then in shares of Stock. To the extent required in order to comply with Section 409A of the Code, all distributions or payments to a Grantee who is a Specified Employee for the year in which the Grantee Separates from Service that could be delayed in accordance with the provisions of this Section 4(d) shall not be made earlier than the first business day of the seventh month following Separation from Service, or if earlier the date of death of Grantee. Any distribution or payment that is delayed in accordance with the foregoing sentence shall be made on the first business day following the expiration of such six (6) month period.

(e) Transfer Restrictions. Transfer of the shares of Stock shall be subject to the Company’s trading policies and any applicable securities laws or regulations governing transferability of shares of the Company.

(f) Securities Regulations. No Stock shall be issued hereunder until the Company has received all necessary stockholder and regulatory approvals and has taken all necessary steps to assure compliance with federal and state securities laws or has determined to its satisfaction and the satisfaction of its counsel that an exemption from the requirements of the federal and applicable state securities laws are available. To the extent applicable, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the U. S. Securities and Exchange Act of 1934. Any ambiguities or inconsistencies in the construction of this Agreement or the Plan shall be interpreted to give effect to such intention. However, to the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee in its discretion.

(g) Fractional Shares. No fractional shares or scrip representing fractional shares of Stock shall be issued pursuant to this Agreement. If, upon the issuance of shares of Stock under this Agreement, Grantee would be entitled to a fractional share of Stock, the number of shares to which Grantee is entitled shall be rounded down to the next lower whole number.

(h) Beneficiary.

(1) Grantee may, from time to time, designate a beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of Grantee’s death before Grantee has received all benefits to which Grantee would have been entitled under this Agreement. Each designation of beneficiary shall revoke all prior designations by the Grantee, shall be in a form prescribed by the Committee, and will be effective only when received in writing by the Committee. The last valid beneficiary designation received shall be controlling; provided, however, that no beneficiary designation, or change or revocation thereof, shall be effective unless received prior to the Grantee’s death.

(2) If no valid and effective beneficiary designation exists at the time of the Grantee’s death, or if no designated beneficiary survives the Grantee, or if the Grantee’s beneficiary designation is invalid under the law, any benefit payable hereunder shall be made to the Grantee’s surviving spouse, if any, or if there is no such surviving spouse, to the executor or administrator of Grantee’s estate. If the Committee is in doubt as to the right of any person to receive payment of any benefit hereunder, the Committee may direct that the amount of such benefit be paid into a court of competent jurisdiction in an interpleader action, and such payment into court shall fully and completely discharge any liability or obligation of the Plan, the Company, the Committee, or the Board of Directors of the Company under this Agreement.

(i) Clawback Provisions.

(1) Notwithstanding anything to the contrary in this Agreement, this Award is expressly made subject to the terms of the clawback provisions set forth below. As a result, Grantee may be required to forfeit his or her Award and return to the Company amounts distributed with respect to his or her Award (or the value thereof), in the situations described below. Grantee agrees that the Company may enforce the forfeiture by all legal means available, including, without limitation, by withholding the forfeited amount from other sums owed to Grantee by the Company (or a Subsidiary or Affiliate).

(2) In the event of a restatement of the Company’s financial results within three years of original reporting to correct a material error, then, if the Company’s

Board of Directors determines that Grantee’s acts or omissions were a significant contributing factor to the need to issue such restatement and that all or any portion of Grantee’s Award, if the award was made prior to the restatement, would not have been awarded based upon the restated financial results, then Grantee agrees to forfeit and return to the Company, to the extent permitted by applicable law, the portion (which may be all) of this Award or of the cash or shares of Stock distributed in respect of vested Performance RSUs or value thereof (regardless of whether vesting has occurred and cash or Stock distributed) that the Board of Directors, in its discretion, determines to be appropriate.

(3) In the event that, (i) Grantee’s employment is terminated by the Company for Cause, (ii) following the termination of Grantee’s employment, the Company is or becomes aware that Grantee committed an act that would have given rise to a termination for Cause, or (iii) during or following Grantee’s employment, Grantee violates a Protective Provision, then in any such event Grantee agrees to forfeit to the Company (and if return to the Company if already paid) to the extent permitted by applicable law, the portion (which may be all) of this Award or of the cash or shares of Stock distributed in respect of vested Performance RSUs or value thereof (regardless of whether vesting has occurred and cash or Stock distributed), that Grantee was awarded and that the Board of Directors, in its discretion, determines to be appropriate.

(4) The Award (including cash or shares of Stock distributed in respect of vested Performance RSUs or value thereof) shall also be subject to forfeiture to the extent required by applicable law.

(j) Avoidance of Golden Parachute Excise Tax. In the event that it is determined that any acceleration of vesting, payment or other value provided under this Agreement in connection with a change in control would be considered “parachute payments” within the meaning of Section 280G of the Code (the “Parachute Payments”) that, but for this Section 4(j) would be payable to Grantee hereunder, and would, when combined with any other Parachute Payments under any other agreement or arrangement, exceed the greatest amount of Parachute Payments that could be paid to Grantee without giving rise to any liability for the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the aggregate amount of Parachute Payments payable to Grantee hereunder shall be reduced such that it shall not exceed the amount that produces the greatest after-tax benefit to Grantee after taking into account any Excise Tax to be payable by Grantee.

5.	MISCELLANEOUS.

(a) No Restriction on Company Authority. The award of these Performance RSUs to the Grantee shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Adjustment of Performance RSUs. Except as hereinbefore expressly provided, if the Company shall effect a subdivision or consolidation of shares of Stock or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of Stock outstanding, without receiving compensation therefore in money, services or property, the number and class of shares of Stock represented by the Performance RSUs granted pursuant to this Agreement and credited to Grantee’s Account shall be appropriately adjusted in such a manner as to represent the same total number of RSUs that the owner of an equal number of outstanding shares of Stock would own as a result of the event requiring the adjustment.

(c) No Adjustment Otherwise. Except as set forth above, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock represented by the Performance RSUs granted pursuant to this Agreement.

(d) Performance RSUs Nontransferable. Performance RSUs are not transferable by the Grantee by means of sale, assignment, exchange, pledge, hypothecation, or otherwise.

(e) Obligation Unfunded. The obligation of the Company with respect to Performance RSUs granted hereunder shall be interpreted solely as an unfunded contractual obligation to make payments of cash or Stock in the manner and under the conditions prescribed under this Agreement. Any shares or other assets set aside with respect to amounts payable under this Agreement shall be subject to the claims of the Company’s general creditors, and no person other than the Company shall, by virtue of the provisions of the Plan or this Agreement, have any interest in such assets. In no event shall any assets set aside (directly or indirectly) with respect to amounts payable under this Agreement be located or transferred outside the United States. Neither the Grantee nor any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under this Agreement, and the Grantee or any such other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan or this Agreement.

(f) Withholding Taxes. If the Company settles the RSUs in stock, then the Company shall effect a withholding of shares of Stock to be issued hereunder in such number whose aggregate Fair Market Value at such time equals the total amount of any federal, state or local taxes or any applicable taxes or other withholding of any jurisdiction required by law to be withheld as a result of the issuance of the Stock in whole or in part; provided, however, that the value of the Stock withheld by the Company may not exceed the statutory minimum withholding amounts required by law. In lieu of such deduction, the Company may require that the Grantee make a cash payment to the Company equal to the amount required to be withheld. If the Company settles the RSUs in cash, then the Company shall withhold from such cash payment the total amount of any federal, state or local taxes or any applicable taxes or other withholding of any jurisdiction required by law to be withheld.

(g) Impact on Other Benefits. The value of the Performance RSUs (either on the Grant Date or at the time, if ever, the Performance RSUs are vested) shall not be includable as compensation or earnings for purposes of any other benefit plan offered by the Company unless specifically so provided under the terms of such other benefit plan.

(h) Compliance With Section 409A. Notwithstanding anything herein to the contrary, no amount shall be paid earlier than the earliest date permitted under Section 409A of the Code. The terms of this Agreement are intended to comply with the provisions of Section 409A of the Code and if any provision is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of the interpretation or construction which is consistent with the Agreement complying with the provisions of Section 409A. F&G Life makes no representations as to the tax consequences of the award of Performance RSUs to the Grantee or their vesting (including, without limitation, under Section 409A of the Code, if applicable). The Grantee understands and agrees that the Grantee is solely responsible for any and all income, employment or other taxes imposed on the Grantee with respect to the award.

(i) Right to Continued Employment. Nothing in the Plan or this Agreement shall be construed as a contract of employment between the Company (or a Subsidiary or Affiliate) and the Grantee, or as a contractual right of the Grantee to continue in the employ of the Company (or a Subsidiary or Affiliate), or as a limitation of the right of the Company (or a Subsidiary or Affiliate) to discharge the Grantee at any time.

(j) Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware (without regard to its choice of law provisions).

(k) Arbitration. Any dispute between the parties hereto arising under or relating to this Agreement shall be resolved in accordance with the procedures of the American Arbitration Association. Any resulting hearing shall be held in the Baltimore, Maryland metropolitan area. The resolution of any dispute achieved through such arbitration shall be binding and enforceable by a court of competent jurisdiction.

(l) Successors. This Agreement shall be binding upon and insure to the benefit of the successors, assigns and heirs of the respective parties.

(m) Headings. Headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this agreement.

(n) Notices. All notices and other communications made or given pursuant to the Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by first class or certified mail, addressed to Grantee at the address contained in the records of the Company, or addressed to the Committee, care of the Company for the attention of its Secretary at its principal office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

(o) Entire Agreement; Modification. The Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto.

(p) Code Section 162(m). This Performance RSU Grant Agreement, to the extent issued to a Covered Employee, as defined in the Plan, under circumstances not eligible for an exception under Section 1.162-27(f) of the Treasury Regulations, is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. As such, this Agreement shall be subject to the restrictions set forth in Section 10(b) of the Plan.

(q) Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Unless stated otherwise herein, capitalized terms in this Agreement shall have the same meaning as defined in the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in the Agreement or any matters as to which the Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan and Agreements related thereto, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. The Grantee acknowledges by signing this Agreement that he or she has reviewed a copy of the Plan.

(r) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

(s) Setoff. Notwithstanding any contrary provision of this Agreement, the Company shall have the right to setoff and deduct from any payment (of Stock or cash) otherwise due to the Grantee hereunder any amount that the Grantee owes the Company; provided, however, that such setoff shall occur only at the time that payment would otherwise be due to the Grantee hereunder (and not at an earlier time).

IN WITNESS WHEREOF, the Company has caused this Performance RSU Grant Agreement to be executed by its duly authorized officer, and the Grantee has hereunto set his or her hand and seal, on the date(s) written below.

FIDELITY & GUARANTY LIFE

By:

Name and Title:

Date:

By:
[Name of Grantee]

Date:

PERFORMANCE RS U OVERVIEW

Number RSUs Being Granted
(At Target Achievement Level):	X,XXX
Grant Date:	MM/DD/YYYY
FMV at Grant Date:	$XX.XX

APPENDIX A

PERFORMANCE METRIC AMOUNTS

The following table sets forth the Minimum Achievement Level, Target Achievement Level, Threshold Achievement Level, and Maximum Achievement Level for each Performance Metric for each Fiscal Year.

Adjusted Operating Income (Wt. 50%)
	Award %	2014	2015	2016
		($millions)
Minimum	50%	150	170	195
Target	100%	175	200	230
Stretch	175%	225	260	300
Maximum	200%	260	300	350

Return On Equity (Wt. 50%)
	Award %	2014	2015	2016

Minimum	50%	8.2%	8.8%	9.4%
Target	100%	9.6%	10.4%	11.0%
Stretch	175%	12.5%	13.5%	14.3%
Maximum	200%	14.4%	15.6%	16.5%

PERFORMANCE SHARE EXAMPLE

•	Situation

Participant A received a grant of 50,000 Performance RSUs.

As of September 30, 2016, the following Performance Metrics have been attained for Fiscal Years 2014, 2015 and 2016:

2014 – Adjusted Operating Income – $175,000,000

            Return on Equity – 8.9%

2015 – Adjusted Operating Income – $185,000,000

            Return on Equity – 10.4%

2016 – Adjusted Operating Income – $300,000,000

            Return on Equity – 15.4%

•	Result

As of September 30, 2016, Participant A’s Performance RSU balance is adjusted to 59,374. This number is determined as the sum of the following (rounding is used to simplify presentation):

1. 2014 – Adjusted Operating Income – is exactly at the target achievement level, resulting in an “Applicable Percentage” of 100%. Apply the formula in Section 3(a): 50,000 x 50% x 33-13% x 100% = 8,333

2. 2014 – Return on Equity – is at the midpoint of the minimum achievement level and the target achievement level, resulting in an “Applicable Percentage” of 75% (which is at the midpoint of the award level for minimum achievement, i.e., 50% and target achievement, i.e., 100%). Apply the formula in Section 3(a): 50,000 x 50% x 33-13% x 75% = 6,250

3. 2015 – Adjusted Operating Income – is at the midpoint of the minimum achievement level and the target achievement level, resulting in an “Applicable Percentage” of 75% (which is at the midpoint of the award level for minimum achievement, i.e., 50% and target achievement, i.e., 100%). Apply the formula in Section 3(a): 50,000 x 50% x 33-13% x 75% = 6,250

4. 2015 – Return on Equity – is exactly at the target achievement level, resulting in an “Applicable Percentage” of 100%. Apply the formula in Section 3(a): 50,000 x 50% x 33-13% x 100% = 8,333

5. 2016 Adjusted Operating Income – is exactly at stretch achievement level, resulting in an “Applicable Percentage” of 175%. Apply the formula in Section 3(a): 50,000 x 50% x 33-13% x 175% = 14,583

6. 2016 – Return on Equity – is at the midpoint of the stretch achievement level and the maximum achievement level, resulting in an “Applicable Percentage” of 187.5% (which is at the midpoint of the award levels for the stretch and maximum achievement levels). Apply the formula in Section 3(a): 50,000 x 50% x 33-13% x 187.5% = 15,625

APPENDIX B

NON-COMPETITION AND OTHER PROTECTIVE PROVISIONS

Definitions. For purposes of this Appendix B, the following terms shall have the meanings set forth below:

“Client” or “Client List” means all Past, Present and Potential Clients as defined below;

“Company” means Fidelity & Guaranty Life and its direct and indirect subsidiaries, its direct parent and its direct parent’s direct and indirect subsidiaries;

“Confidential Information” means all secret, confidential or otherwise non-public information, knowledge or data relating to the Group, and their respective businesses or financial affairs, whether or not in writing, including but not limited to information related to: their suppliers and their businesses; prices charged to and terms of business with their customers; their marketing plans and sales forecasts; their financial information, results and forecasts; their proposals or plans for the acquisition or disposal of a company or business or any part thereof; their proposals or plans for any expansion or reduction of activities; their employees, including the employees’ performance, compensation and benefits; their research activities, inventions, trade secrets, designs, formulas and product lines; any information provided to the Group in confidence by its affiliates, customers, suppliers or other parties; and the identity and other information concerning and related to Clients;

“Group” means the Company and the Group Companies, collectively and singularly;

“Group Company” means any company that is an indirect parent or holding company (up to and including the ultimate parent or holding company) of the Company and any direct or indirect subsidiary of any such indirect parent or holding company other than the Company;

“Past Client” means any person or entity who had been an advisee, investment advisory or insurance customer, distributor or client of the Group;

“Potential Client” means any person or entity to whom the Company has offered (by means of a personal meeting, telephone call, or a letter or written proposal specifically directed to the particular person or entity) to serve as investment adviser or to provide or distribute insurance products but which is not at such time an advisee, investment advisory or insurance customer, distributor or client of the Group or any person or entity for which a plan exists to make such an offer; persons or entities solicited or to be solicited solely by non-personalized form letters and blanket mailings are excluded from this definition;

“Present Client” means any person or entity who is an advisee, investment advisory or insurance customer, distributor or client of the Group.

1. All Business to Be the Property of the Group; Assignment of Intellectual Property.

(A) Grantee agrees that any and all presently existing investment advisory and insurance business of the Group and all business developed by Grantee or any other employee of the Group, including without limitation all investment advisory and insurance contracts, distribution agreements, fees, commissions, compensation records, performance records, Client Lists, agreements and any other incident of any business developed or sought by the Group or earned or carried on by Grantee during his/her employment with the Group are and shall be the exclusive property of the Group for its sole use, and (where applicable) shall be payable directly to the Group. Grantee grants to the Group the Grantee’s entire right, title and interest throughout the world, if any, in and to all research, information, Client Lists, product lists, distributor lists, identities, investment profiles and particular needs and characteristics of Clients, performance records, and all other investment advisory, insurance, technical and research data made, conceived, developed and/or acquired by Grantee solely, jointly or in common with others during the period of Grantee’s employment by the Group, that relate to the Group’s business as it was or is now rendered or as it may, from time to time, hereafter be rendered or proposed to be rendered while Grantee is employed by the Group.

(B) Any inventions and any copyrightable material developed by Grantee in the scope of his/her employment with the Group shall be promptly disclosed to the Group and will be “works for hire” owned by the Group. Grantee will, at the Group’s expense, do whatever is necessary to transfer to the Group, and document its ownership of, any such property.

2. Confidentiality. Grantee shall not, either during the period of Grantee’s employment with the Group or thereafter, use for Grantee’s own benefit or disclose to or use for the benefit of any person outside the Group, any information not already lawfully available to the public concerning Confidential Information, whether Grantee has such information in Grantee’s memory or embodied in writing or other tangible or electronic form. All Confidential Information, and all originals and copies of any Confidential Information, and any other written material relating to the business of the Group, including information stored electronically, shall be the sole property of the Group. Grantee acknowledges and agrees that the Confidential Information has been and will be developed by the effort and expense of the Group; that such Confidential Information has economic value to the Group and would have significant economic value to the Group’s competitors if divulged; that the Confidential Information is not available to the Group’s competitors; and that keeping the Confidential Information from the Group’s competitors has economic value to the Group. Upon the termination of Grantee’s employment in any manner or for any reason, Grantee shall promptly surrender to the Group all originals and copies of any Confidential Information, and Grantee shall not thereafter retain or use any Confidential Information for any purpose.

3. Client Information. Grantee acknowledges that while employed by the Group, Grantee will have contact with and become aware of the Group’s Clients and distributors and the representatives of those Clients and distributors, names and addresses, specific client and distributor needs and requirements, and leads and references to Potential Clients (together with the Client List, collectively, the “Client Information”). Grantee agrees that the Client Information constitutes a trade secret and otherwise is a valuable asset of the Group. Grantee further agrees that the Client Information has been and will be developed by the Group and would have significant economic value to the Group’s competitors if divulged; that the Client Information is not available to the Group’s competitors; that keeping the Client Information confidential from the Group’s competitors has economic value to the Group; and that the Group takes reasonable steps to protect the confidentiality of the Client Information.

4. Restrictive Covenants.

(A) For eighteen (18) months following the Termination Date, irrespective of the reason for the termination, Grantee shall not, directly or indirectly, solicit or attempt to solicit, or assist others in soliciting or attempting to solicit any Client of the Group for the purpose of providing investment advisory or insurance services or products or distribution services. Grantee agrees that the restriction contained in this Section is necessary to protect the Group’s business and property in which the Group has made a considerable investment, and to prevent misuse of the Confidential and Client Information. For purposes of this Paragraph 4(A), Client means:

“Past Client” means any person or entity who had been an advisee, investment advisory or insurance customer, distributor or client of the Group during the one (1) year period immediately preceding the termination of Grantee’s employment with the Group and with which Grantee dealt while at the Group or which became known to Grantee during the course of his/her employment at the Company.

“Potential Client” means any person or entity to whom the Group has offered (by means of a personal meeting, telephone call, or a letter or written proposal specifically directed to the particular person or entity) within the one (1) year immediately preceding the termination of Grantee’s employment to serve as investment adviser or to provide or distribute insurance products but which is not at such time an advisee, investment advisory or insurance customer, distributor or client of the Group and with which Grantee dealt while at the Group or which became known to Grantee during the course of his/her employment at the Group; this definition includes persons or entities for which a plan exists to make such an offer, but excludes persons or entities solicited or to be solicited solely by non-personalized form letters and blanket mailings.

“Present Client” means any person or entity who at the time of Grantee’s termination of employment is an advisee, investment advisory or insurance customer, distributor or client of the Group and with which Grantee dealt while at the Group or which became known to Grantee during the course of his/her employment at the Group.

(B) For eighteen (18) months following the termination of Grantee’s employment with the Group, irrespective of the reason for the termination, Grantee shall not directly or indirectly solicit, recruit, induce away, or attempt to solicit, recruit, or induce away, or hire any employee, director, officer or agent of, contractor or consultant of the Group with whom Grantee had contact during Grantee’s employment with the Group. For purposes of this paragraph, “contact” means any personal interaction whatsoever between the individual and Grantee.

(C) For six (6) months following the termination of the Grantee’s employment with the Group, irrespective of the reason for the termination, the Grantee shall not without the written consent of the Group, directly or indirectly carry on or participate in a Competing Business (as defined below). A “Competing Business” shall mean a life insurance or annuity business, or a business in the life insurance or annuity industry, in the United States of America. The term “carry on or participate in a Competing Business” shall include engaging in any of the following activities, directly or indirectly: (i) Carrying on or engaging in a Competing Business as a principal, or on the Grantee’s own account, or solely or jointly with others as a director, officer, agent, employee, consultant or partner, or stockholder, limited partner or other interest holder owning more than five (5) percent of the stock or equity interests or securities convertible into more than five (5) percent of the stock or equity interests in any entity that is carrying on or engaging in a Competing Business; (ii) as agent or principal, carrying on or engaging in any activities or negotiations with respect to the acquisition or disposition of a Competing Business; (iii) extending credit for the purpose of establishing or operating a Competing Business; (iv) lending or allowing the Grantee’s name or reputation to be used in a Competing Business; (v) otherwise allowing the Grantee’s skill, knowledge or experience to be used in a Competing Business.

(D) Grantee and the Group agree that the periods of time and the unlimited geographic area applicable to the covenants of this Appendix B are reasonable and necessary to protect the legitimate business interests and goodwill of the Group in view of (1) Grantee’s senior Grantee position within the Group, (2) the geographic scope and nature of the business in which the Group is engaged, (3) Grantee’s knowledge of the Group’s business and (4) Grantee’s relationships with the Clients.

5. The provisions of this Appendix B shall continue to apply with full force and effect should Grantee transfer between or among the Group, wherever situated, or otherwise become employed by any other member of the Group, or be promoted or reassigned to any position. In the event that Grantee becomes employed by a member of the Group other than the Company, this Agreement shall be read to substitute the other company’s name wherever the Company is referenced and the Company’s rights under this Agreement shall be assigned to Grantee’s new employer and Grantee consents to such assignment.

6. The Group shall have the right to communicate Grantee’s ongoing obligations under this Agreement to any entity or individual with whom Grantee becomes employed by or otherwise engaged following termination of employment with the Group and Grantee consents to the Group making that communication.

7. To the extent any of the covenants of this Appendix B shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (A) geographic area, (B) time period, (C) any activity or capacity covered by such covenant or contractual provision, or (D) any other term or provision of such covenant or contractual provision, the covenant or contractual provision shall be construed to the maximum breadth determined to be legal and enforceable and the illegality or unenforceability of any one covenant or contractual provision shall not affect the legality and enforceability of the other covenants or contractual provisions.